UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 30, 2005

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Cross Country Healthcare, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	0-33169	13-4066229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6551 Park of Commerce Blvd., N.W., Boca Raton, FL 33487

(Address of Principal Executive Office) (Zip Code)

(561) 998-2232

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

The members of the Committee (“the Committee”) established under the Amended and Restated 1999 Stock Option Plan (“Option Plan”) of Cross Country Healthcare, Inc. (the “Company”), approved the acceleration of the vesting of all unvested options to purchase the Company’s common stock currently held by employees, officers and directors of the Company issued under the Option Plan prior to December 31, 2005. Each of the grants accelerated had a vesting period of four years and would have otherwise vested ratably on each anniversary of the date of such grant. All other terms and conditions applicable to the outstanding stock options remain in effect. A total of 436,368 options, with a weighed average exercise price of $15.25 per share, will be accelerated. Of these 436,368 options, 99% have exercise prices below market value (“in-the-money options”) as of December 28, 2005. The Committee members approved such acceleration of all unvested stock options pursuant to their authority under the Option Plan, effective December 31, 2005.

The Compensation Committee’s decision to accelerate the vesting of the affected options was based primarily upon the issuance by the Financial Accounting Standards Board of Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which will require the Company to treat unvested stock options as compensation expense effective January 1, 2006. The acceleration of the vesting of these options will enable the Company to avoid recognizing the associated stock-based compensation expense in future periods’ consolidated statements of income. The Company estimates the pre-tax charge in future periods to be avoided by the acceleration of these options will be approximately $2.9 million (excluding the impact of forfeitures). The impact of this acceleration will be reported by the Company on a pro forma basis in future periods in accordance with SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. The Company also expects to record a charge in its consolidated statement of income in the fourth quarter of 2005 for the acceleration of in-the-money options. However, the Company does not expect the charge to be material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CROSS COUNTRY HEALTHCARE, INC.

By:	/s/ Emil Hensel
Name:	Emil Hensel
Title:	Chief Financial Officer

Dated:  December 30, 2005

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Item 1.01

Entry into a Material Definitive Agreement.